Exhibit 99.1

CorMedix Inc. Reports First Quarter 2021 Financial Results and Provides Business Update

Conference Call Scheduled for Today at 4:30 p.m. Eastern Time

Berkeley Heights, NJ – May 13, 2021 – CorMedix Inc. (Nasdaq: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced financial results for the first quarter ended March 31, 2021 and provided an update on recent business events.

Recent Business Highlights:

·	CorMedix announced the appointment of Tom Nusbickel as the Company’s Executive Vice President and Chief Commercial Officer.

·	CorMedix successfully completed the agreed upon protocol for the manual extraction study identified in the Complete Response Letter that FDA is requiring as confirmation of in-process controls to demonstrate that the labeled volume can be consistently withdrawn from the vials.

·	CorMedix continues to focus our efforts on resolving the deficiencies sent to the third-party manufacturer in the Post-Application Action Letter. Based on our analyses, we have concluded that additional process qualification will be needed with subsequent validation to address the deficiencies identified by FDA.

·	CorMedix strengthened its balance sheet via equity financing activity during the first quarter, raising net proceeds of approximately $41.5 million.

·	CorMedix has been approved by the New Jersey Economic Development Authority (NJEDA) to transfer substantially all of the $1.3 million of its available tax benefits to an unrelated, profitable New Jersey corporation pursuant to the New Jersey Technology Business Tax Certificate Transfer (NOL) program for State Fiscal Year 2020, for approximately $1.3 million in net proceeds. Closing is anticipated in 2Q of 2021.

Khoso Baluch, CorMedix CEO commented, “As we continue to work through the items required by FDA for resubmission of the NDA, we remain confident in our efforts to bring DefenCath to hemodialysis patients as an important novel antimicrobial catheter lock solution to reduce catheter related blood stream infections in patients receiving hemodialysis via central venous catheters. We believe we have the right team and resources to accomplish this as we advance DefenCath through the regulatory approval process.”

First Quarter 2021 Financial Highlights

For the first quarter of 2021, CorMedix recorded a net loss of $7.2 million, or $0.20 per share, compared with a net loss of $5.6 million, or $0.21 per share, in the first quarter of 2020, an increase of $1.6 million, driven by an increase in operating expenses.

Operating expenses in the first quarter 2021 were $7.2 million, compared with $5.6 million in the first quarter of 2020, an increase of approximately 29%.  The increase was driven by higher SG&A, which rose by 45% to $4.6 million, primarily due to increased non-cash charges for stock compensation, increased costs related to market research in preparation for the potential approval of DefenCath and higher staffing costs due to additional hires. R&D expense increased approximately 7% to $2.6 million, driven primarily by increases in personnel expenses and non-cash charges for stock compensation, offset by a decrease in manufacturing costs and clinical trial expenses.

The Company reported cash and short-term investments of $81.2 million at March 31, 2021, excluding restricted cash. The Company believes that, based on its current cash resources, it has sufficient resources to fund operations at least into the second half of 2022.

Conference Call Information

The management team of CorMedix will host a conference call and webcast today, May 13, 2021, at 4:30 PM Eastern Time, to discuss recent corporate developments and financial results. Call details and dial-in information are as follows:

Thursday, May 13th @ 4:30pm ET
Domestic:	877-423-9813
International:	201-689-8573
Conference ID:	13718937
Webcast:	Webcast Link

Following the live webcast, an archived version will be available for approximately 30 days on the Company’s website www.cormedix.com.

About CorMedix

CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product DefenCath™, a novel, antibacterial and antifungal solution designed to prevent costly and life-threatening bloodstream infections associated with the use of central venous catheters in patients undergoing chronic hemodialysis. DefenCath has been designated by FDA as Fast Track and as a Qualified Infectious Disease Product (QIDP), and the NDA received priority review in recognition of its potential to address an unmet medical need. QIDP provides for an additional five years of marketing exclusivity, which will be added to the five years granted to a New Chemical Entity upon approval of the NDA. CorMedix also committed to conducting a clinical study in pediatric patients using a central venous catheter for hemodialysis when the NDA is approved, which will add an additional six months of marketing exclusivity when the study is completed. The Company received a Complete Response Letter from FDA stating that the NDA could not be approved until satisfactory resolution of deficiencies at the contract manufacturing facility, including in-process controls for the filling operation. CorMedix also intends to develop DefenCath as a catheter lock solution for use in oncology and total parenteral nutrition patients. It is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with programs in surgical sutures and meshes, and topical hydrogels.  The Company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  Neutrolin® is CE Marked and marketed in Europe and other territories as a medical device.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the results of our discussions with the FDA regarding the DefenCath development path for marketing authorization; the resources needed to secure approval of the new drug application for DefenCath from the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of DefenCath/Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; preclinical results are not indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. We continue to assess to what extent the uncertainty surrounding the Coronavirus pandemic may impact our business and operations. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:

Dan Ferry

Managing Director

LifeSci Advisors

daniel@lifesciadvisors.com

(617) 430-7576

CorMedix Inc. and SubsidiarIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Revenue
Net sales	$88,261	$74,054
Cost of sales	(61,339)	(48,517)
Gross profit	26,922	25,537
Operating Expenses
Research and development	(2,636,332)	(2,472,117)
Selling, general and administrative	(4,601,108)	(3,165,168)
Total operating expenses	(7,237,440)	(5,637,285)
Loss from Operations	(7,210,518)	(5,611,748)
Other Income (Expense)
Interest income	3,675	63,678
Foreign exchange transaction loss	(4,911)	(3,221)
Interest expense	(5,184)	(6,276)
Total other income (expense)	(6,420)	54,181
Net Loss	(7,216,938)	(5,557,567)
Other Comprehensive Loss
Unrealized gain (loss) from investment	347	(5,633)
Foreign currency translation loss	(3,527)	(888)
Total other comprehensive loss	(3,180)	(6,521)
Comprehensive Loss	$(7,220,118)	$(5,564,088)
Net Loss Per Common Share – Basic and Diluted	$(0.20)	$(0.21)
Weighted Average Common Shares Outstanding – Basic and Diluted	36,328,928	26,059,625

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

	March 31,	December 31,
	2021	2020

ASSETS
Cash, cash equivalents and restricted cash	$76,452,949	$42,096,783
Short-term investments	$4,957,357	$4,444,072
Total Assets	$84,258,811	$49,308,303

Total Liabilities	$3,943,744	$5,085,291
Accumulated deficit	$(224,665,793)	$(217,448,855)
Total Stockholders’ Equity	$84,258,811	$49,308,303

CORMEDIX INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020

Cash Flows from Operating Activities:
Net loss	$(7,216,938)	$(5,557,567)
Net cash used in operating activities	(6,690,812)	(7,966,926)
Cash Flows Used in Investing Activities:
Net cash (used in) provided by investing activities	(526,018)	(985,418)
Cash Flows from Financing Activities:
Net cash provided by financing activities	41,580,559	2,834,664
Net Increase (Decrease) in Cash and Cash Equivalents	34,356,166	(4,149,025)
Cash and Cash Equivalents and Restricted Cash - Beginning of Period	42,096,783	16,525,187
Cash and Cash Equivalents and Restricted Cash - End of Period	$76,452,949	$12,376,162